Exhibit 99.1

Actuate Reports Second Quarter 2011 Financial Results

Sixth Consecutive Quarter of Double Digit Year-over-year License Revenue Growth

  BIRT-related License Business Up 130% Year-over-year - First Half of 2011 Exceeds Total for 2010;
  Overall License Revenue Up 24% Year-over-year;
  Non-GAAP Fully Diluted EPS of $0.13, Up 117% Over Prior Year.

SAN MATEO, Calif.--(BUSINESS WIRE)--August 2, 2011--Actuate Corporation (NASDAQ: BIRT), The people behind BIRT® and the leading open source Business Intelligence (BI) vendor, today announced financial results for the second quarter of 2011.

Second Quarter 2011 Financial and Operational Highlights:

  Q2 BIRT-related license business of $5.3 million, up 130% year-over-year;
  Q2 BIRT-related license business for the first half of 2011 exceeds total BIRT-related license business for all of 2010;
  Q2 non-GAAP fully diluted EPS of $0.13, up 117% over the prior year;
  Q2 license revenue of $12.4 million, up 24% year-over-year;
  Record Q2 non-GAAP operating income of $8.1 million, up 107% year-over-year; corresponding increase in operating margin of 1150 basis points to 24%;
  Q2 revenue included 2 transactions with a license component in excess of $1.0 million;
  Q2 international revenue grew 39% year-over-year;
  Total cash and short-term investments, net of debt, totaled $54.9 million on June 30, 2011, an increase of $15.6 million from December 31, 2010.

“Actuate delivered 24% year-over-year license revenue growth fueled by another quarter of solid results.” said Pete Cittadini, President and CEO of Actuate. “BIRT’s license growth rate now surpasses the license growth rates of all other public BI companies. This quarter includes several signs that our hybrid enterprise/open source strategy around BIRT continues to drive high margin revenue growth for our business.”

Tweet this: #Actuate Q2 2011(NASDAQ: BIRT): YOY Lic Rev +24%, #BIRT related Lic +130%, FD NG EPS $0.13 +117%

Revenues as reported in accordance with U.S. generally accepted accounting principles (GAAP) for the second quarter of 2011 were $33.7 million, compared with $30.3 million in the second quarter of 2010. License revenues for the second quarter of 2011 were $12.4 million, up 24% when compared with $10.0 million in the year-ago quarter. Services revenues for the quarter were $21.3 million, compared with $20.3 million reported in the same quarter last year.

GAAP operating income was $3.6 million for the second quarter of 2011, compared with $41,000 in the second quarter of 2010. GAAP net income for the second quarter of 2011 was $581,000, or $0.01 per diluted share, compared with a net loss of $594,000, or $0.01 per diluted share, in the second quarter of 2010. Non-GAAP net income for the second quarter of 2011 was $6.5 million, or $0.13 per diluted share, compared with non-GAAP net income of $2.9 million, or $0.06 per diluted share in the second quarter of 2010. Non-GAAP operating margin for the second quarter of 2011 was 24% compared with non-GAAP operating margin of 13% in the second quarter of 2010.

Cash flow from operations was $7.8 million for the first six months of 2011. The cash and short term investment balance, net of debt, totaled $54.9 million on June 30, 2011, up $15.6 million from December 31, 2010.

Second Quarter 2011 Business Highlights

  Announced support for Hadoop and MapReduce, enabling developers to explore and analyze Big Data;
  Actuate again recognized as the top performing open source Business Intelligence (BI) vendor. Latest recognition from the Wisdom of Crowds Business Intelligence Market Study™;
  Launched X2BIRT, an addition to ActuateOne that is the first to leverage high-volume output and archived documents for Business Intelligence and analytics;
  Strengthened ActuateOne with the release of version 11, Service Pack 1, adding over 40 major enhancements that extend data access, charting, output format, dashboarding and analytic capabilities;
  Released Xenos Enterprise Server 3.0 to provide enterprise-class output management for high-volume print and electronic documents;
  Q2 BIRT-related license business originating from Eclipse BIRT users up 57% from a year ago;
  BIRT onDemand, Actuate’s BIRT-based Software as a Service (SaaS) BI offering, was selected by the Association for Manufacturing Technology to run their state-of-the-art BI platform, MTInsight;
  Teamed with Assetworks, a leading provider of technology and professional consulting solutions for asset and infrastructure-intensive organizations, to enhance facilities and asset management using BIRT;
  Announced alliance with Cúram Software, the leading provider of Social Enterprise Management (SEM) software solutions, offering embedded BI and analytics for social enterprises;
  BIRT Roadshow event series educated over 5,500 people to date on building mission-critical BIRT applications.

During the second quarter, Actuate received significant new and repeat business from organizations including: Bank of America Corporation, Broadridge Financial Solutions, Inc., CA, Inc., Callidus Software Inc., Capital Group Companies, Caremark Inc., Chep Australia Limited, Citi UK Consumer (formerly Egg Plc), Computer Sciences Corporation, Dotomi, Inc., Epsilon Corporation, Fidelity Securities K.K., IMC, Inc. (Capital One), Integrated Data Services, Manulife Life Insurance Company, Medco Health Solutions Inc., Morgan Keegan & Co. Inc., Northwestern Mutual Life Insurance, Robert Walters Plc, Sungard Investment Management Systems, Taleo Corporation, U.S. Foodservice, Wells Fargo Services Company and Zurich Financial Services.

Conference Call Information

Actuate’s management will be holding a conference call at 2:00 p.m. PT (5:00 p.m. ET) today, August 2, 2011 to further discuss these results. The dial-in number for the call is 877-407-8035 (201-689-8035 for international participants) and the conference ID is # 375401. The conference call will be broadcast live at http://www.actuate.com/investor and will be available as an archived replay for a limited time thereafter.

Actuate – The people behind BIRT

Actuate founded and co-leads the Eclipse BIRT open source project. ActuateOne is a unified suite of products for rapidly developing and deploying BIRT-based custom Business Intelligence applications and information applications. Applications built with ActuateOne provide one user experience regardless of task or skill level; are supported by one server for any deployment including cloud and are built with one BIRT design that can access and integrate any data source - including high volume print streams. ActuateOne adds rich data visualizations, including interactivity, dashboards, analytics, and deployment options to web and mobile BIRT applications, helping organizations drive revenue through higher customer satisfaction and improved operational performance.

Actuate has over 4,800 customers globally in a diverse range of business areas including financial services and the public sector. Founded in 1993, Actuate is headquartered in San Mateo, California, with offices worldwide. Actuate is listed on NASDAQ under the symbol BIRT. For more information, visit the company's web site at www.actuate.com or visit the BIRT community at www.birt-exchange.com.

Discussion of Non-GAAP Financial Measures

This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). Actuate management evaluates and makes operating decisions using various performance measures. In addition to our GAAP results, we also consider adjusted net income, which we refer to as non-GAAP net income. We further consider various components of non-GAAP net income such as non-GAAP gross margin and non-GAAP operating expense. Non-GAAP net income is generally based on the revenues of our product, maintenance and services business operations and the costs of those operations, such as cost of revenue, research and development, sales and marketing and general and administrative expenses, that management considers in evaluating our ongoing core operating performance. Non-GAAP net income consists of net income excluding amortization and impairment of intangible assets, equity plan-related compensation expenses, acquisition related expenses, restructuring charges, other one-time termination costs, foreign currency exchange gains and losses related to the revaluation of monetary assets and liabilities and other charges and gains which management does not consider reflective of our core operating business. Non-GAAP net income also includes an adjustment to add back revenue that could not be recognized due to the impact of purchase accounting on the acquired Xenos revenue contracts. Intangible assets consist primarily of purchased technology, trade names, customer relationships, employment agreements and other intangible assets issued in connection with acquisitions. Restructuring charges consist of severance and benefits, excess facilities and asset-related charges and include strategic reallocations or reductions of personnel resources. Equity plan-related compensation expenses represent the fair value of all share-based payments to employees, including grants of employee stock options. For purposes of comparability across other periods and against other companies in our industry, non-GAAP net income is adjusted by the amount of additional taxes or tax benefit that the Company would accrue using a normalized effective tax rate applied to the non-GAAP results. Our non-GAAP earnings per share calculation also includes an adjustment to total outstanding shares to reflect what the share amount would have been if it were calculated using non-GAAP results.

Non-GAAP net income is a supplemental measure of our performance that is not required by, nor presented in accordance with, GAAP. Moreover, it should not be considered as an alternative to net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. We present non-GAAP net income because we consider it an important supplemental measure of our performance.

Management excludes from non-GAAP net income certain recurring items to facilitate its review of the comparability of the Company's core operating performance on a period-to-period basis because such items are not related to the Company's ongoing core operating performance as viewed by management. Management uses this view of its operating performance for purposes of comparison with its business plan and individual operating budgets and allocations of resources. Additionally, when evaluating potential acquisitions, management excludes the items described above from its consideration of target performance and valuation.

The Company believes that, in general, these items possess one or more of the following characteristics: their magnitude and timing is largely outside of the Company's control; they are unrelated to the ongoing operation of the business in the ordinary course; they are unusual and the Company does not expect them to occur in the ordinary course of business; or they are non-operational, or non-cash expenses involving stock option grants.

The Company believes that the presentation of these non-GAAP financial measures is warranted for several reasons:

1) Such non-GAAP financial measures provide an additional analytical tool for understanding the Company's financial performance by excluding the impact of items that may obscure trends in the core operating performance of the business;

2) Since the Company has historically reported non-GAAP results to the investment community, the Company believes the inclusion of non-GAAP numbers provides consistency and enhances investors' ability to compare the Company's performance across financial reporting periods;

3) These non-GAAP financial measures are employed by the Company's management in its own evaluation of performance and are utilized in financial and operational decision making processes, such as budget planning and forecasting;

4) These non-GAAP financial measures facilitate comparisons to the operating results of other companies in our industry, which use similar financial measures to supplement their GAAP results, thus enhancing the perspective of investors who wish to utilize such comparisons in their analysis of the Company's performance.

Set forth below are additional reasons why specific items are adjusted in the Company's non-GAAP financial measures:

a) Amortization charges for purchased technology and other intangible assets are excluded because they are inconsistent in amount and frequency and are significantly impacted by the timing and magnitude of the Company's acquisition transactions. We analyze and measure our operating results without these charges when evaluating our core performance. Generally, the impact of these charges to the Company's net income tends to diminish over time following an acquisition.

b) While stock-based compensation constitutes an ongoing and recurring expense of the Company, it is not an expense that typically requires or will require cash settlement by the Company. We therefore exclude these charges for purposes of evaluating our core performance as well as with respect to evaluating any potential acquisition.

c) Restructuring charges and other one-time termination costs are primarily related to severance costs and/or the disposition of excess facilities driven by modifications of business strategy. These costs are excluded because they are inherently variable in size, and are not specifically included in the Company's annual operating plan and related budget due to the rapidly changing facts and circumstances typically associated with such modifications of business strategy.

d) Acquisition related costs are costs incurred in concluding our acquisition of Xenos Group, Inc. The acquisition was closed in February 2010. These costs are excluded because they are inconsistent in amount and frequency and are directly impacted by the timing and magnitude of the Company's acquisition transactions. We analyze and measure our operating results without these charges when evaluating our core performance. These acquisition-related costs are unrelated to the Company's core operations in the ordinary course and are not included in our annual operating plan and related budget.

e) The deferred revenue adjustment relates to our acquisition of Xenos Group, Inc, which was concluded in February 2010. In accordance with the fair value provisions of Accounting Standards Codification (“ASC”) 805, Business Combination, acquired deferred revenue of approximately $1.5 million was recorded on the opening balance sheet, which was approximately $3.3 million lower than the historical carrying value. This purchase accounting requirement adversely impacts the Company's reported GAAP revenue primarily for the first twelve months post-acquisition. In order to provide investors with financial information that facilitates comparison of both historical and future results, the Company has provided non-GAAP financial measures which exclude the impact of the purchase accounting adjustment. The Company believes that this non-GAAP financial adjustment is useful to investors because it allows investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making and (b) compare past and future reports of financial results of the Company as the revenue reduction related to acquired deferred revenue will not recur when related terms are renewed in future periods.

f) Foreign currency exchange gains and losses represent the net gain or loss that Actuate has recorded for the impact of currency exchange rate movements on monetary assets and liabilities denominated in foreign currencies related to the revaluation of these assets and liabilities. Actuate presents non-GAAP financial information excluding foreign exchange gains and losses for several reasons. These foreign currency gains and losses are generally unpredictable and can cause Actuate’s reported results to vary significantly. The magnitude and timing of these gains and losses are largely outside of Actuate’s control because Actuate has not engaged in hedging or taken other actions to reduce the likelihood of incurring a sizeable net gain or loss in future periods. Management believes that these gains and losses are unrelated to the ongoing operation of its business in the ordinary course and are non-operational. Management therefore excludes these items for the purposes of evaluating core performance and they are not specifically included in the Company’s annual operating plans, budgets or management compensation structure. Actuate believes that investors benefit from a supplemental non-GAAP financial measure that excludes these items because it allows more meaningful comparability of results between periods and enables investors to compare Actuate’s core operating results in different periods without this variability.

The determination that it would be meaningful to exclude these foreign currency exchange gains and losses was made in the second quarter of 2011. In prior periods the Company did not exclude these FX gains and losses from Non-GAAP results. Therefore, in order to make the prior periods comparable and meaningful, it was necessary to adjust prior period Non-GAAP results to also exclude the impact of the foreign currency exchange gains and losses primarily related to the revaluation of monetary assets and liabilities.

g) Asset impairment costs are excluded because they inherently vary in size and are not specifically included in the Company's annual operating plan. Furthermore, asset impairment charges do not typically require any cash outlay and the timing of such impairments is largely outside of the Company's control.

h) Income tax expense is adjusted by the amount of additional expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration the Company's long-term tax structure. The Company is using a normalized effective tax rate of 20%. This item is excluded because the rate remains subject to change based on several factors, including variations over time in the geographic business mix and statutory tax rates.

In the future, the Company expects to continue reporting non-GAAP financial measures excluding items described above and the Company expects to continue to incur expenses similar to the non-GAAP adjustments described above. Accordingly, exclusion of these and other similar items in our non-GAAP presentation should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

As stated above, the Company presents non-GAAP financial measures because it considers them to be important supplemental measures of performance. However, non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for the Company's GAAP results. In the future, the Company expects to incur expenses similar to the non-GAAP adjustments described above and expects to continue reporting non-GAAP financial measures excluding such items. Some of the limitations in relying on non-GAAP financial measures are:

  Amortization of intangibles, though not directly affecting our current cash position, represent the loss in value as the technology in our industry evolves, is advanced or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining our current technological position in our competitive industry, which is addressed through our research and development program.
  The Company may engage in acquisition transactions in the future. Merger and acquisition related charges may therefore continue to be incurred and should not be viewed as non-recurring.
  The Company's employee equity incentive and employee stock purchase plans are important components of our incentive compensation arrangements and will be reflected as expenses in our GAAP results for the foreseeable future.
  The Company's income tax expense will be ultimately based on its GAAP taxable income and actual tax rates in effect, which may differ significantly from the 20% rate assumed in our non-GAAP presentation.
  Other companies, including other companies in our industry, may calculate non-GAAP financial measures differently than we do, limiting their usefulness as a comparative measure.

Pursuant to the requirements of SEC Regulation G, a detailed reconciliation between the Company's GAAP and non-GAAP financial results is provided in this press release and is available in the investor relations section of the Company's web site for a limited time at http://www.actuate.com/investor. Investors are advised to carefully review and consider this information strictly as a supplement to the GAAP results that are contained in this press release and in the Company's SEC filings.

Cautionary Note Regarding Forward Looking Statements: The statements contained in this press release that are not purely historical are forward looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These include statements regarding Actuate’s expectations, beliefs, hopes, intentions or strategies regarding the future. All such forward-looking statements are based upon information available to Actuate as of the date hereof, and Actuate disclaims any obligation to update or revise any such forward-looking statements based on changes in expectations or the circumstances or conditions on which such expectations may be based. Actual results could differ materially from Actuate’s current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the general spending environment for information technology products and services in general and Rich Internet Application, performance management, business intelligence and print stream software in particular, quarterly fluctuations in our revenues and other operating results, our ability to expand our international operations, our ability to successfully compete against current and future competitors, the impact of acquisitions on the Company’s financial and/or operating condition, the ability to increase revenues through our indirect distribution channels, general economic and geopolitical uncertainties and other risk factors that are discussed in Actuate’s Securities and Exchange Commission filings, including Actuate’s 2010 Annual Report on Form 10-K filed on March 11, 2011.

Copyright © 2011 Actuate Corporation. All rights reserved. Actuate and the Actuate logo are registered trademarks of Actuate Corporation and/or its affiliates in the U.S. and certain other countries. All other brands, names or trademarks mentioned may be trademarks of their respective owners.

ACTUATE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30,	December 31,
	2011	2010
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$54,923	$79,324
Accounts receivable, net	24,694	28,642
Other current assets	7,219	5,845
Total current assets	86,836	113,811
Property and equipment, net	2,480	3,126
Goodwill and other intangibles, net	58,970	61,916
Other assets	16,364	16,778
	$164,650	$195,631

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,739	$1,589
Restructuring liabilities	334	1,285
Accrued compensation	5,087	5,950
Other accrued liabilities	5,457	5,051
Income taxes payable	-	2,030
Deferred revenue	44,592	44,600
Total current liabilities	57,209	60,505

Long term liabilities:
Notes payable	-	40,000
Other deferred liabilities	60	268
Deferred revenue	1,121	1,347
Tax liabilities	746	889
Total long term liabilities	1,927	42,504

Stockholders' equity & non-controlling interest	105,514	92,622
	$164,650	$195,631

ACTUATE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenues:
License fees	$12,442	$10,030	$24,099	$19,622
Services	21,296	20,260	41,727	39,742
Total revenues	33,738	30,290	65,826	59,364

Costs and expenses:
Cost of license fees	461	498	942	938
Cost of services	5,224	5,099	10,655	9,626
Sales and marketing	10,371	10,177	21,396	19,701
Research and development	6,269	6,348	12,650	12,270
General and administrative	5,304	7,389	10,738	14,372
Amortization of purchased intangibles	359	461	718	822
Asset impairment	1,681	-	1,681	-
Restructuring charges	437	277	731	664
Total costs and expenses	30,106	30,249	59,511	58,393
Income from operations	3,632	41	6,315	971
Interest income and other income/(expense), net	(2,102)	(382)	(1,822)	(885)
Interest expense	(233)	(455)	(645)	(872)
Income (loss) before income taxes	1,297	(796)	3,848	(786)
Provision for (benefit from) income taxes	716	(202)	1,588	(1,751)
Net income (loss)	$581	$(594)	$2,260	$965
Basic net income (loss) per share	$0.01	$(0.01)	$0.05	$0.02
Shares used in basic per share calculation	46,656	44,947	46,264	45,171
Diluted net income (loss) per share	$0.01	$(0.01)	$0.04	$0.02
Shares used in diluted per share calculation	51,049	44,947	50,648	49,481

ACTUATE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended
	June 30,
Operating activities	2011	2010
Net income	$2,260	$965
Adjustments to reconcile net income to net cash from operating activities:
Stock-based compensation expense related to stock options and employee stock purchase plan	2,795	2,996
Tax benefits from exercise of stock options	(463)	(500)
Amortization of other purchased intangibles	1,265	1,388
Amortization of debt issuance cost	144	143
Depreciation	1,050	948
Change in valuation allowance on deferred tax assets	89	(1,652)
Impairment of intangible assets	1,681	-
Realized gain on Auction Rate Securities (ARS)	-	(1,032)
Realized loss on fair value of put option	-	1,032
Net gain on fair value of put option and ARS	-	(13)
Accretion of discount on short-term debt securities	(408)	89
Changes in operating assets and liabilities, net of acquired assets and assumed liabilities:
Accounts receivable, net	3,948	14,935
Other current assets	(213)	3,201
Accounts payable	87	(950)
Accrued compensation	(863)	(371)
Other accrued liabilities	406	(3,161)
Deferred tax assets, net of liabilities	111	331
Income tax receivable	(776)	333
Income tax payable	(1,877)	(789)
Other deferred liabilities	(208)	(184)
Restructuring liabilities	(977)	(872)
Deferred revenue	(234)	(4,777)
Net cash provided by operating activities	7,817	12,060

Investing activities
Purchases of property and equipment	(341)	(462)
Proceeds from maturity of investments	57,365	12,588
Purchases of short-term investments	(20,057)	(15,274)
Acquisition of Xenos Group Inc., net of cash acquired	-	(27,343)
Proceeds from security deposits and other	92	(237)
Net cash provided by (used in) investing activities	37,059	(30,728)

Financing activities
Proceeds from/(pay-down of) the credit facility, net of issuance cost	(40,000)	9,986
Tax benefit from exercise of stock options	463	500
Proceeds from issuance of common stock	5,158	2,960
Stock repurchases	-	(9,999)
Net cash provided by (used in) financing activities	(34,379)	3,447
Effects of exchange rates on cash and cash equivalents	2,014	(496)
Net increase (decrease) in cash and cash equivalents	12,511	(15,717)
Cash and cash equivalents at the beginning of the period	33,269	53,173
Cash and cash equivalents at the end of the period	$45,780	$37,456

ACTUATE CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data)
(unaudited)

Revenue reconciliation:	Three Months Ended			Six Months Ended
	June 30,		(a)	June 30,		(a)
	2011	2010	Notes	2011	2010	Notes
GAAP revenue	$33,738	$30,290		$65,826	$59,364
Non-GAAP adjustments:
Deferred revenue adjustment - Xenos	22	1,037	(g)	67	2,060	(g)
Total non-GAAP revenues	$33,760	$31,327		$65,893	$61,424

Operating expense reconciliation:	Three Months Ended			Six Months Ended
	June 30,		(a)	June 30,		(a)
	2011	2010	Notes	2011	2010	Notes

GAAP operating expenses	$30,106	$30,249		$59,511	$58,393
Non-GAAP adjustments:
Amortization of purchased technology	(273)	(328)	(b)	(547)	(566)	(b)
Amortization of other intangibles	(359)	(461)	(c)	(718)	(822)	(c)
Stock-based compensation expense	(1,707)	(1,552)	(d)	(3,522)	(2,996)	(d)
Restructuring charges	(437)	(277)	(e)	(731)	(664)	(e)
Acquisition related costs	-	(228)	(f)	-	(635)	(f)
Other one-time termination costs	-	-		(148)	-	(h)
Impairment of In-process R&D ("IPR&D")	(1,681)	-	(i)	(1,681)	-	(i)
Total non-GAAP operating expenses	$25,649	$27,403		$52,164	$52,710

Operating income reconciliation:	Three Months Ended			Six Months Ended
	June 30,		(a)	June 30,		(a)
	2011	2010	Notes	2011	2010	Notes
Total non-GAAP revenues	$33,760	$31,327		$65,893	$61,424
Total non-GAAP operating expenses	(25,649)	(27,403)		(52,164)	(52,710)
Total non-GAAP operating income	$8,111	$3,924		$13,729	$8,714

Net income/(loss) reconciliation:	Three Months Ended			Six Months Ended
	June 30,		(a)	June 30,		(a)
	2011	2010	Notes	2011	2010	Notes
GAAP income/(loss) before income taxes	$1,297	$(796)		$3,848	$(786)
Non-GAAP adjustments:
Amortization of purchased technology	273	328	(b)	547	566	(b)
Amortization of other intangibles	359	461	(c)	718	822	(c)
Stock-based compensation expense	1,707	1,552	(d)	3,522	2,996	(d)
Restructuring charges	437	277	(e)	731	664	(e)
Acquisition related costs	-	228	(f)	-	635	(f)
Deferred revenue adjustment - Xenos	22	1,037	(g)	67	2,060	(g)
Other one-time termination costs	-	-		148	-	(h)
Impairment of In-process R&D ("IPR&D")	1,681	-	(i)	1,681	-	(i)
Foreign currency exchange loss	2,318	514	(j)	2,126	1,171	(j)
Non-GAAP income before income taxes	8,094	3,601		13,388	8,128
Non-GAAP tax provision	1,619	720	(k)	2,678	1,626	(k)
Non-GAAP net income	6,475	2,881		10,710	6,502
Basic non-GAAP net income per share	$0.14	$0.06		$0.21	$0.14
Shares used in basic per share calculation	46,656	44,947		50,648	45,171
Diluted non-GAAP net income per share	$0.13	$0.06		$0.21	$0.13
Shares used in diluted per share calculation	51,571	49,457	(l)	51,242	49,944	(l)

(a) This table contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). Such measures are intended to serve as a supplement to the GAAP results presented elsewhere in this press release, and should not be considered in isolation or as a substitute for such GAAP results. See the section entitled Discussion of Non-GAAP Financial Measures in this press release for additional information regarding: the manner in which management uses these non-GAAP financial measures; the economic substance behind management's decision to use such measures; the material limitations associated with use of these non-GAAP financial measures as compared to the use of the most directly comparable GAAP financial measures; the manner in which management compensates for these limitations when using these non-GAAP financial measures; and the substantive reasons why management believes these non-GAAP financial measures provide useful information to investors.

(b) Amortization of purchased technology acquired in the Xenos acquisition transaction in February 2010 and Performancesoft acquisition transaction in January 2006. Purchased technology is amortized over the estimated life of the underlying asset.

(c) Amortization of other intangibles includes identifiable intangible assets including trade names, employment agreements and customer relationships acquired through various acquisition transactions. Other identified intangibles are amortized over the estimated remaining life of the underlying intangibles.

(d) Actuate accounts for stock-based compensation expense under the fair value method. Actuate adopted the authoritative guidance issued by the Financial Accounting Standards Board ("FASB") related to the measurement and disclosure of stock-based compensation expense. Stock-based compensation expense is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period. For the three months ended June 30, 2011, stock-based expense included approximately (in thousands): $288, $394, $234, and $791, related to cost of services revenues, sales and marketing expense, research and development expense and general and administrative expense, respectively.

(e) The restructuring expense for the second quarters of 2011 and 2010 consist of severance payments, payroll taxes and extended medical benefits related to the reduction-in-force.

(f) Costs associated with the acquisition of Xenos Group Inc.

(g) The deferred revenue adjustment relates to our acquisition of Xenos, Inc, which was concluded in February of 2010. In accordance with the fair value provisions of EITF 01-3, "Accounting in a Business Combination for Deferred Revenue of an Acquiree", acquired deferred revenue of approximately $1.5 million was recorded on the opening balance sheet, which was approximately $3.3 million lower than the historical carrying value. This purchase accounting requirement adversely impacts the Company's reported GAAP revenue primarily for the first twelve months post-acquisition. In order to provide investors with financial information that facilitates comparison of both historical and future results, the Company has provided non-GAAP financial measures which exclude the impact of the purchase accounting adjustment.

(h) Other one-time termination costs relate to benefits provided to the estate of one of Actuate's senior executives who passed away on December 31, 2010. The benefits were approved by the Compensation Committee of the Board of Directors in February 2011.

(i) Represents the impairment of the remaining balance of Xenos in-process Research and development ("IPR&D").

(j) Foreign currency exchange gains and losses represent the net gain or loss that Actuate has recorded for the impact of currency exchange rate movements on monetary assets and liabilities denominated in foreign currencies related to the revaluation of these assets and liabilities. Prior to June 30, 2011, foreign exchange gains and losses were not excluded from Actuate's reported non-GAAP results. Therefore, to facilitate comparability, the table below is a reconciliation of non-GAAP results as reported this period to those reported historically as follows (in thousands, except per share data):

Reconciliation of historical non-GAAP net income		Three months			Six months
		Ended June 30,			Ended June 30,
		2010			2010

Non-GAAP income before income taxes as reported this period		$3,601			$8,128
Foreign currency exchange loss		(514)	(j)		(1,171)	(j)
Non-GAAP income before income taxes as reported historically		3,087			6,957
Non-GAAP tax provision		617	(k)		1,391	(k)
Non-GAAP net income reported historically		$2,470			$5,566
Basic non-GAAP net income per share reported historically		$0.05			$0.12
Shares used in basic per share calculation		44,947			45,171
Diluted non-GAAP net income per share reported historically		$0.05			$0.11
Shares used in diluted per share calculation		49,457	(l)		49,944	(l)

(k) Income tax expense is adjusted by the amount of additional expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration the company's long-term tax structure. The Company uses a normalized effective tax rate of 20%.

(l) Shares used in calculating diluted earnings per share have been adjusted to reflect what the share amounts would have been if they were calculated using non-GAAP results.

CONTACT:
Actuate Corporation
Linda Rothemund, 650-645-3555
ir@actuate.com